Exhibit 10.11.6

SIXTH AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT (this “Amendment”), is made as of December 6, 2017 (the “Effective Date”) by and between DSW Leased Business Division LLC aka Affiliated Business Group, an Ohio limited liability company (“Supplier”), successor by assignment of DSW Inc., an Ohio corporation (“DSW”), each having a business address of 810 DSW Drive, Columbus, Ohio 43219, and Stein Mart, Inc., a Florida corporation (“Stein Mart”) with a business address of 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Background

A.    DSW and Stein Mart entered into an Amended and Restated Supply Agreement, dated as of May 30, 2006 (the “Supply Agreement”), whereby DSW agreed to supply Merchandise to Stein Mart.

B.    DSW and Stein Mart entered into a First Amendment to the Supply Agreement, dated August 26, 2008, whereby the parties agreed to extend the term of the Supply Agreement (the “First Amendment”).

C.    DSW assigned to Supplier, its wholly-owned subsidiary, all of its right title and interest under the Supply Agreement, effective as of January 27, 2012 (the “Assignment”).

D.    Supplier and Stein Mart entered into a Second Amendment to the Supply Agreement, dated February 23, 2012, whereby the parties agreed to extend the term of the Supply Agreement (the “Second Amendment”).

E.    Supplier and Stein Mart entered into a Third Amendment to the Supply Agreement, dated September 10, 2013, whereby the parties agreed to amend the terms of the Supply Agreement, specifically addressing internet sales (the “Third Amendment”).

F.    Supplier and Stein Mart entered into a Fourth Amendment to the Supply Agreement, dated July 31, 2014, whereby the parties agreed to amend the terms of the Supply Agreement, specifically addressing the net revenue split (the “Fourth Amendment”).

G.    Supplier and Stein Mart entered into a Fifth Amendment to the Supply Agreement, dated March 14, 2017, whereby the parties agreed to amend the terms of the Supply Agreement, specifically addressing fulfillment and shipping of internet sales and net revenue split (the “Fifth Amendment”). The Supply Agreement, the First Amendment, the Assignment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment are referred to hereinafter collectively as the “Agreement.”

H.    The parties desire to further amend the Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1.Definitions. Defined terms used in this Amendment shall have the meaning ascribed to them in the Agreement.

2.Sales Revenue Sharing; Accounting Procedures. Section 5 of the Agreement shall be amended to add the following provision as Section 5.5.:
5.5. Accelerated Closing or Closing Event. The parties acknowledge that the agreed upon Net Revenue Split is based on, in part, the premise that Merchandise supplied to the Covered Stores shall be offered for sale in the Covered Store for an extended time period (120 days), and that such minimum time period is necessary to permit Supplier and Stein Mart to achieve certain net sales and margin targets. The parties further acknowledge that if a Covered Store closes, that in the period leading up to the closing the Supplier’s margin targets will be significantly and adversely impacted. Moreover, the parties agree that in the event Stein Mart closes any Covered Store and fails to provide Supplier of at least one hundred twenty (120) days’ notice of such closing date, regardless of reason, shall be deemed to be an “Accelerated Closing.” The parties agree that in the event of any such Accelerated Closing, effective as of the one hundred and twentieth (120th) day prior to such Covered Store closing and continuing through the date of the closing of the Covered Store, the Net Revenue from each sale of Supplier’s Merchandise shall be split 90% to Supplier and 10% to Stein Mart. The parties agree that immediately upon the date Supplier learns of any such Accelerated Closing of a Covered Store, Stein Mart shall have the obligation to immediately reconcile any underpayments made to Supplier of Net Revenue for each such applicable Covered Store. This section shall apply to any Accelerated Closings occurring after August 1, 2018.

The parties further agree that when ten (10) or more Covered Stores close, or are announced to close, during either the first or second six months of Stein Mart’s fiscal year, that such occurrence shall be deemed a “Closing Event.” The Parties agree that in the event of any such Closing Event, effective as of the one hundred and eightieth (180th) day prior to each Covered Store comprising of the Closing Event closing and continuing through the date of the closing of each said Covered Store included in the Closing Event, the Net Revenue from each sale of Supplier’s Merchandise shall be split 90% to Supplier and 10% to Stein Mart. The parties agree that immediately upon the date Supplier learns of any such Closing Event, Stein Mart shall have the obligation to immediately reconcile any underpayments made to Supplier of Net Revenue for each such applicable Covered Store comprising of the Closing Event.
Further, in addition to the change in the Net Revenues fees described above, the parties agree that in the event of an Accelerated Closing of one or more Covered Stores, for whatever reason, Supplier shall also have the right, in its sole discretion, to elect to remove Merchandise from any or all of the Covered Stores.

3.Term and Termination. Section 7 of the Agreement shall be amended as follows:

a.Section 7.1. shall be hereby deleted in its entirety and replaced with the following in lieu thereof:

7.1.1. Basic Term and Renewals. The parties agree that the current term of this Agreement is scheduled to expire on December 31, 2018. The parties hereby agree to extend the current term of this Agreement for a period of one (1) year and one (1) month ending on January 31, 2020 (the “Amended Term). Upon the expiration of the Amended Term, this Agreement shall automatically be extended for additional periods of one (1) year each (each such period shall be referred to as a “Renewal Period”) unless either party gives the other written notice of its intent not to renew the Agreement at least two hundred and seventy (270) days prior to the expiration of the Amended Term or applicable Renewal Period.

b.The following provision shall be hereby incorporated into the Agreement as Section 7.1.2.:

7.1.2. Advertising Support. The parties acknowledge that commencing effective as of the Effective Date, Supplier shall provide Stein Mart an amount between 2.0% and 2.5% of Net Revenue of Supplier’s Merchandise sold in all Covered Stores, to be used exclusively for “Permitted Marketing.” Permitted Marketing shall mean out-of-pocket costs incurred by Stein Mart for pre-approved customer-facing marketing materials created to advertise Supplier’s Merchandise and shall expressly exclude any internal overhead costs of Stein Mart. Out-of-pocket costs shall include pro-rata costs for advertising based on the proportion applicable to Supplier’s Merchandise and business, as follows:
•Direct mail - the pro-rata cost for printing, postage and photography.
•Newspaper inserts - the pro-rata cost for printing, insertion (media cost) and photography.
•Email - the pro-rata cost for photography when applicable.
•TV - the pro-rata cost for production and media.
•Digital - the pro-rata cost for paid media including Paid Search, Paid Listing Ads, Digital Banners and any Paid Social Advertising on Facebook, Instagram, Pinterest and Twitter.

The pro-rata share of such expenses shall be calculated by determining the percentage of the applicable advertising devoted specifically to Supplier’s Merchandise. Supplier shall not have any obligation to pay for Stein Mart marketing expenses that were not pre-approved by Supplier. Pre-approval of said marketing expenses shall not be unreasonably withheld, provided however, if Supplier does not believe that a proposed marketing expense will result in a reasonable return on the investment, having regard to the proposed marketing plan and Supplier’s ability to leverage such marketing expense against its Supplier’s Merchandise plans, then it shall be deemed reasonable for Supplier to withhold approval to such proposed marketing expenses and the same shall not be considered Permitted Marketing.

4.Shortages and Damages. Section 8 of the Agreement shall be amended by adding the following provisions as Sections 8.2. and 8.2.1.:

8.2. Shrinkage Deposit In the Event of a Closing Event. The parties recognize that in the event of a Closing Event, as described below the level of shrinkage is likely to substantially increase and Supplier will be disproportionately and adversely impacted thereby. Accordingly, the parties agree that in the event of such Closing Event, Stein Mart will deposit with Supplier an amount equal to five percent (5%) of the expected remaining sales at each Covered Store included in the Closing Event for the one hundred twenty (120) day period prior to such expected closing date, which amount shall be reasonably determined by Supplier. The foregoing deposit will be provided prior to the commencement of the “going out of business” or similar sale. In the event the deposit is not timely tendered, Supplier will have the right to offset such amount from Stein Mart’s portion of the Net Revenue split.

8.2.1. Calculating Actual Shrinkage in the Event of an Accelerated Closing and or Closing Event. Within thirty (30) days after the actual closing of such Covered Store(s), the actual shrinkage will be calculated for such Covered Store(s) and Stein Mart agrees Supplier shall have the right to the actual cost value of such shrink occurring during the time period commencing the one hundred twentieth (120th) day prior to the closing of such Covered Store(s) and continuing until the actual closing date in the event of an Accelerated Closing. Stein Mart further agrees that in the event of a Closing Event, Supplier shall have the right to the actual cost value of such shrink occurring during the time period commencing the one hundred twentieth (120th) day prior to the closing of each Covered Store that is included in the Closing Event and continuing until the actual closing date of such Covered Store included in the Closing Event. In both instances, Supplier shall have the right to offset such amount from Stein Mart’s portion of the Net Revenue split (and, if any portion of the deposit is not required, such excess will be returned to Stein Mart).

5.Default. Section 12 of the Agreement shall be amended as follows:

a.Section 12.1.2. is hereby renumbered as Section 12.1.4.

b.The following provision shall be incorporated into the Agreement as Section 12.1.2:
12.1.2. If either party has reasonable cause to question the financial ability of the other party to perform its obligations hereunder, such party may in writing demand adequate assurance of due performance and until receipt of such assurance may suspend any performance for which it has not already received the agreed return. Adequate assurance will include projections for the following six (6) months using reasonable assumptions. Failure to provide adequate assurance of performance within thirty (30) days after receipt of such demand will be deemed to be an Event of Default by such party.

6.Agreement in Effect. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment by their duly authorized officers as of the date first above written.

DSW LEASED BUSINESS DIVISION LLC

By:____________________
Title:___________________

STEIN MART, INC.

By:____________________
Title:___________________